Exhibit 10.1

INTEREST PURCHASE AGREEMENT

THIS INTEREST PURCHASE AGREEMENT (the “Agreement”) is made and entered into this 15 day of October, 2019 (the “Effective Date”) by and among CONSOLIDATED-TOMOKA LAND CO., a Florida corporation (the “Seller”), and FLACTO CAYMAN LLC,  a Cayman Island limited liability company (“Flacto”), MAGNETAR LONGHORN FUND LP, a Delaware limited partnership (“Longhorn”) and MAGNETAR STRUCTURED CREDIT FUND, LP, a Delaware limited partnership (“Magnetar SCF”, which together with Flacto and Longhorn  are hereinafter collectively referred to as the “Purchaser”) (the Purchaser and the Seller are sometimes each referred to as a “Party” and collectively, as the “Parties”).

W I T N E S S E T H:

WHEREAS,  Crisp39 SPV LLC, a Florida limited liability company (the “Company”), was formed for the purposes of acquiring, purchasing, owning,  holding, managing, funding, financing, encumbering, leasing, selling, transferring, exchanging, disposing of, investing in or otherwise dealing with (directly or indirectly through various wholly owned limited liability companies (collectively the “JV Subs”))  certain land in the State of Florida, which land is more specifically described and detailed in Exhibit A attached hereto and incorporated herein by this reference together with any rights, privileges and easements appurtenant to the land, including, without limitation, mineral rights currently held by the Seller, to-be-created wetland mitigation credits, development rights, and rights-of-way or other appurtenances (collectively the “Real Property”);

WHEREAS, Seller owns one hundred percent (100%) of the Company Membership Interest (as defined herein) in the Company and serves as the “Manager” of the Company;

WHEREAS, the Purchaser desires to purchase, and the Seller desires to sell a total of sixty-six and one-half percent (66.5%) Company Membership Interest in the Company as follows: (i) a 52.535%  interest to Flacto for a purchase price of $76,630,000.00 (ii) a 4.655% interest to Longhorn for a purchase price of $6,790,000.00,  and (iii) a 9.310% interest to Magnetar SCF for a purchase price of $13,580,000.00 (collectively the “Transferred Interest”), and Seller is willing to sell such Transferred Interest, subject to, and in accordance with, the terms and conditions of this Agreement (the “Transaction”).

NOW, THEREFORE, in consideration of the premises, mutual covenants and promises hereinafter set forth in this Agreement, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1.

THE TRANSACTION

1.1          General Interpretive Principles.  For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined herein have the meanings assigned to them in Section 1.2, or as otherwise set forth herein, and include the plural as well as the singular; (ii) the word “including” means “including, but not limited to”; (iii) the headings in this Agreement are for convenience only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of any of the provisions of this Agreement; and (iv) the terms “hereby,” “hereof,” “hereunder,” and any similar terms as used in this Agreement shall refer to this Agreement.

1.2          Defined Terms.  As used in this Agreement, the following terms shall have the following respective meanings (unless otherwise defined herein):

“Additional Capital Contribution” shall have the meaning given to that term in Section 4.2(b).

 “Affiliate”  ‑ means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Interest Purchase Agreement.

“Closing” shall have the meaning given that term in Article 4.

“Closing Date” shall have the meaning given that term in Section 3.3.

“Company” means CRISP 39 SPV LLC, a Florida limited liability company.

“Company Agreement” shall have the meaning given that term in Section 4.1(b).

“Company Membership Interest” means an interest of a member of the Company (including said member’s right to and share of profits and losses, gains, deductions, credits, cash (excluding any cash distributed by the Company to Seller prior to Closing), assets and distributions of the Company.

“Deposit” shall have the meaning given to such term in Section 2.3.

“Effective Date” means the date on which the last of the Seller and Purchaser execute this Agreement.

“Environmental Indemnity Agreement” shall have the meaning given to such term in Section 4.1(h).

“Escrow Agent” shall have the meaning given to such term in Section 2.3.

“Governmental Authority” means any federal, state, or local government agency or authority.

“Hazardous Substance” means any toxic or hazardous waste, pollutants or substances, including, without limitation, asbestos, PCBs, petroleum products and by-products, defined or listed as “hazardous substance,” “toxic substance,” “toxic pollutant,” or similarly identified substance or mixture, in or pursuant to any environmental law, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 9601, et seq., the Toxic Substance Control Act of 1976, as amended, 15 U.S.C. 2601, et seq. and the Clean Water Act, 33 U.S.C. 446 et seq., as amended.

“Letter of Intent” means that certain proposal letter and term sheet dated August 1, 2019 and executed by and between Seller and Magnetar Capital LLC.

“Licenses and Permits” means any licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any Governmental Authority which are held by the Company with respect to the Real Property.

“Notice of Acceptability” shall have the meaning given that term in Section 3.1

“Person” means any individual, partnership, corporation, limited liability company, trust, estate, or other entity.

“QI Account” means the account maintained by the Qualified Intermediary that is subject to the QI Agreement.

“QI Agreement” means the agreement to be entered into among the Seller and the QI on the Closing Date for the purpose of holding the Purchase Price, in the form attached hereto as Exhibit D.

“Qualified Intermediary” means Chicago Deferred Exchange Company, LLC, 135 South LaSalle Street, Suite #1940, Chicago, IL 60603, Attention: Miriam Golden, Senior Vice President.

“Seller’s Knowledge” means (i) with respect to the representations and warranties of Seller under Subsections 6.2(c),  (f),  (s), and (x), the actual, conscious knowledge (but not implied or constructive knowledge) of John P. Albright, Mark E. Patten and Steven R. Greathouse, who are the officers of the Seller with primary management responsibility for the Seller; and (ii) with respect to the representations and warranties of Seller under Subsections 6.2(h),  (j),  (k),  (l),  (n),  (q),  (r), and (u), the actual, conscious knowledge (but not implied or constructive knowledge) of E. Scott Bullock, John P. Albright, Steven R. Greathouse, and Teresa J. Thornton-Hill, who are the officers of the Seller with primary management responsibility for the landholdings of Seller.  There shall be no personal liability on the part of John P. Albright, Mark E. Patten, Steven R. Greathouse, E. Scott Bullock, or Teresa J. Thornton-Hill arising out of any of the Seller’s representations and warranties contained herein.

“Taxes” means all taxes, however denominated, including without limiting the generality of the foregoing, any U.S. federal, state, county, municipal or local income, gross receipts, unclaimed property, severance, stamp, business and occupation, franchise, profits, real and personal property, sales, use, transfer, registration, goods and services, harmonized sales, ad valorem, customs duties or value added tax or any other taxes, assessments, fees and other charges of any kind imposed by a Governmental Authority on Seller or the Company with respect to the Company and also including any interest or penalty assessed thereon.

“Title Company” means First American Title Insurance Company.

“Title Commitment” shall have the meaning given to such term in Section 3.3.

“Title Policy” shall have the meaning given to such term in Section 3.3.

“Transaction” shall have the meaning given to such term in the preamble.

“Transferred Interest” means a sixty-six and one-half percent (66.5%) Company Membership Interest to be sold by Seller to Purchaser pursuant to the terms and conditions of this Agreement.

ARTICLE 2.

PURCHASE AND SALE OF INTEREST

2.1          Purchase and Sale of the Transferred Interest. Subject to the terms and conditions of this Agreement, effective as of the Closing Date, and in consideration of payment by Purchaser to Seller of the Purchase Price, the Seller shall sell to the Purchaser and the Purchaser shall purchase from the Seller, all of Seller’s right, title and interest in and to the Transferred Interest, free and clear of all liens, claims and encumbrances.

2.2          Purchase Price.  The total purchase price for the purchase of the Transferred Interest hereunder shall be Ninety-Seven Million and No/100 Dollars ($97,000,000.00) (the “Purchase Price”) and shall be paid as follows:

Flacto:	$76,630,000.00	52.535%
Longhorn	$6,790,000.00	4.655%
Magnetar SCF	$13,580,000.00	9.310%

At the Closing, each shall fund their relative portion of the payment of the Purchase Price by wire transfer of immediately available funds to the QI Account that is subject to the QI Agreement.

2.3          Deposit.  Within two (2) business days following the Effective Date, Purchaser shall deposit in escrow with the Title Company and in this context, the Escrow Agent”), the sum of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (together with any interest accrued thereon, the “Deposit”) in good funds, either by certified bank or cashier’s check or by federal wire transfer. The Escrow Agent shall hold the Deposit in an interest bearing trust account, in accordance with the terms and conditions of this Agreement.  The Deposit shall be distributed in accordance with the terms of this Agreement.

2.4          Escrow Agent. The Escrow Agent is authorized, and agrees by acceptance of the Deposit, to deposit them promptly, hold same in escrow and, subject to clearance, disburse them in accordance with the terms and conditions of the Contract.  Failure of the Buyer’s funds to clear shall not excuse Buyer’s performance.  If in doubt as to Escrow Agent’s duties or liabilities under the provisions of this Contract, the Escrow Agent may, at Escrow Agent’s option, continue to hold the subject matter of the escrow until the parties hereto agree to its disbursement or until a judgment of a court of competent jurisdiction shall determine the rights of the parties, or Escrow Agent may deposit same with the Clerk of the Circuit Court having jurisdiction of the dispute.  An attorney who represents a party and also acts as Escrow Agent may represent such party in such action.  Upon notifying all parties concerned of such action, all liability on the part of the Escrow Agent shall fully terminate, except to the extent of accounting for any items previously delivered out of escrow.  Any suit between Buyer and Seller wherein Escrow Agent is made a party because of acting as Escrow Agent hereunder, or in any suit wherein Escrow Agent interpleads the subject matter of the escrow, Escrow Agent shall recover reasonable attorneys’ fees and costs incurred with these amounts to be paid from and out of the escrowed funds or equivalent and charged and awarded as court costs in favor of the prevailing party.  The Escrow Agent shall not be liable to any party or person for misdelivery to Buyer or Seller of items subject to the escrow, unless such misdelivery is due to willful breach of the provisions of the Contract or gross negligence of the Escrow Agent.

ARTICLE 3.

DUE DILIGENCE AND INSPECTION

3.1          Purchaser’s Right to Inspect.  Notwithstanding any other provision of this Agreement to the contrary, Purchaser and Seller agree that Purchaser has had an inspection period (the “Inspection Period”) which commenced on August 1, 2019, the effective date of the Letter of Intent, and shall expire on the earlier of (i) October 15, 2019 or (ii) the date Purchaser provides Seller with written notice indicating the Purchaser has completed all of its due diligence with respect to the Real Property and, subject to the conditions to Closing set forth in Section 7.1 being satisfied, is ready to purchase the Transferred Interest (the “Notice of Acceptability”), within which to inspect and investigate all aspects of the Real Property (including, but not limited to, applicable zoning, comprehensive land use designations, concurrency requirements, applicable statutes, ordinances and regulations, wetland issues, survey and environmental matters and subsurface conditions). Purchaser and its authorized agents, employees and contractors shall have the right to enter upon the Real Property for the purpose of reasonable inspections and non-invasive testing of the Real Property incident to Purchaser’s Inspection Period. In connection with the foregoing right of entry, Purchaser agrees to, and shall indemnify and hold Seller harmless from any claim, liability, actual loss or damage occasioned by any negligent act or omission of Purchaser or Purchaser’s employees, agents or contractors. Purchaser represents, warrants and agrees that, in making any physical or environmental inspections of the Property, Purchaser or Purchaser’s agents will carry not less than Two Million Dollars ($2,000,000.00) comprehensive general liability insurance with contractual liability endorsement which insures Purchaser’s indemnity obligations hereunder.  Upon request of Seller, Purchaser will provide Seller with written evidence of same and/or provide Seller with a certificate of insurance naming Seller as an additional insured.  Any entry upon the Real Property for the taking of invasive test samples shall only be done after obtaining written approval from Seller to conduct any such tests, and shall be done in compliance with industry standards and all such samples shall be properly disposed of by Purchaser in compliance with all laws, all at Purchaser’s expense. Purchaser shall have the right to terminate this Agreement at any time during the Inspection Period for any reason or no reason, and unless Purchaser provides the Notice of Acceptability on or before October 15, 2019, Purchaser shall be deemed to have terminated this Agreement, and the Deposit shall be returned to Purchaser and all rights and obligations of the Parties hereunder shall terminate and this Agreement shall be null and void.

3.2          Existing Real Property Information.  Prior to the Effective Date, Seller has provided to Purchaser copies of surveys including any wetlands jurisdictional surveys, topographical data, engineering and environmental reports, drawings and plans, existing title policies and any other material information relating to the Real Property in the possession or control of Seller (the reference to such information herein does not imply, or constitute a representation, that Seller has any of the same) (collectively the “Seller’s Due Diligence Materials”)). Seller shall also provide documents related to the transfer of the Real Property from Seller to the Company including, without limitation, the special warranty deed(s), assignments of intangible property, FIRPTA affidavits, affidavits of no liens, assignments of any environmental remediation agreements, permits, and/or wetland mitigation credits, if any, updated title policy(ies)), and any other documents, instruments, as were required by the Title Company in connection with the conveyance of the Real Property to the Company, (collectively the “Real Property Closing Documents”). In the event that the closing of the transfer of the Real Property from Seller to the Company has not occurred as of the Effective Date hereof, Seller shall provide the Real Property Closing Documents to Purchaser within two (2) days of the closing of the Real Property transaction.

3.3       Title.

(a)          As of the Effective Date, Seller has provided to Purchaser, at Seller’s expense, title commitments that collectively encompass the entire Real Property (collectively, the “Title Commitment”) for title insurance policies on the Real Property (collectively, the “Title Policy”), issued by First American Title Insurance Company (the “Title Company”).  The Title Commitment includes legible copies of all documents referred to on the Commitment as affecting the Real Property.  Title to the Real Property shall be subject to: (i) comprehensive land use plans, zoning, restrictions, prohibitions, and other requirements imposed by Governmental Authorities; (ii) the lien of any real property taxes and assessments not yet due and payable (iii) matters disclosed by the Title Commitment which are approved or deemed approved by Purchaser in accordance with Section 3.3(c)) (collectively, the “Permitted Exceptions”). Seller shall make a commercially reasonable effort to cause the exceptions for rights of parties other than the Permitted Exceptions to be deleted by the Title Company.

(b)          If the Title Commitment or any Survey (as hereinafter defined) contains exceptions, restrictions, easements or any other matter that are not acceptable to Purchaser or if the Title Commitment is otherwise not acceptable to Purchaser, Purchaser may terminate the Agreement during the Inspection Period, and in such event and the Deposit shall be returned to Purchaser and this Agreement shall be null and void.

(c)          If Purchaser determines from the Title Commitment that the title to the Real Property is subject to any exceptions not acceptable to Purchaser, then, Purchaser may either terminate the Agreement as set forth above or may, during the Inspection Period, notify Seller to remove certain defects or exceptions, and Seller shall have until the Closing Date to remove the defects and to provide Purchaser proof of such removal.  If Seller is unwilling or unsuccessful in removing the defects within that time, Purchaser shall have the option of (1) extending the time for removing the defects for an additional period not to exceed thirty (30) days; or (2) accepting the title as it then is; or (3) terminating this Agreement.  If Seller is successful in removing the title defects within the permitted time period, then the Closing of this Agreement shall take place on the date specified in this Agreement (the “Closing Date”). Seller agrees that, if title is found to be defective and Seller agrees to attempt to remove the defects, Seller will use diligent effort to correct the defects within the time limit provided. In the event Purchaser does not notify Seller of any objections for defects or exceptions, any exception set forth on the Title Commitment shall be deemed a Permitted Exception.

(d)          Notwithstanding the provisions of Section 3.3(c), if after the end of the Inspection Period and prior to the Closing Date any new title exceptions (“New Exceptions”) not set forth on the initial Title Commitment are first disclosed to Purchaser and Purchaser objects to such New Exceptions within five (5) days of its receipt of written notice of such New Exception, then subject to the provisions of this Section 3.3(d)), Seller shall have five (5) Business Days following the giving of notice by Purchaser to Seller objecting to such New Exception(s) to notify Purchaser in writing whether or not Seller elects to endeavor, at Seller’s sole option to cause such exceptions to be removed as exceptions at no expense to Purchaser. If Seller elects to endeavor to cause such exceptions to be removed, then it shall be a condition precedent to Purchaser’s obligation to purchase the Transferred Interest that such identified objections are eliminated. If such five (5) Business Day period extends beyond the then scheduled Closing Date, the Closing Date shall be extended until the first Business Day following the expiration of such five (5) Business Day period.  If such exceptions are not so cured, Purchaser may (i) waive in writing such objectionable title exceptions and proceed to Closing, or (ii) terminate this Agreement and, thereafter, and the Deposit shall be returned to Purchaser and the parties shall have no further rights or obligations hereunder.

3.4          Survey.  Seller has as of the Effective Date hereof, delivered to Purchaser all surveys relating to the Real Property that are in Seller’s possession (which may include sketched legal descriptions, boundary surveys, and/or ALTA surveys) (each a “Survey” and collectively, the “Surveys”). The Surveys shall be delivered to the Title Company, and the Title Company shall include on the Title Commitment any additional title exceptions revealed by the applicable Survey.  If any Survey discloses any matter not acceptable to Purchaser, the same shall be considered a title defect and addressed in the same manner as title defects as set forth in Section 3.3.

ARTICLE 4.

CLOSING

4.1       Deliveries by Seller at the Closing. Seller shall deliver, or cause to be delivered, the following to the Purchaser at the closing of the Transaction (the “Closing”):

(a)          currently dated certificates from the Florida Secretary of State evidencing the qualification and good standing of the Company and certificates of existence and good standing from the State of Florida of the Company and the Seller;

(b)          evidence of approval from the Seller and/or Manager for the transfer of the Transferred Interest to the Purchaser and for the Purchaser to become a member of the Company as Purchaser’s counsel or the Title Company may reasonably require;

(c)          evidence of compliance with any procedure provided for in the organizational documents of the Company as Purchaser’s counsel or the Title Company may reasonably require;

(d)          evidence of the authority of the person or persons executing documents on behalf of the Seller as the Title Company or Purchaser’s counsel may reasonably require;

(e)          the Assignment of Transferred Interest in substantially the same form attached hereto as Exhibit B, assigning the Transferred Interest, duly executed by an authorized representative of Seller;

(f)           such affidavits as may be customarily and reasonably required by the Title Company in connection with the transfer of the Transferred Interest to enable the issuance of any endorsements typically provided in Florida in connection with membership interest transfers.

(g)          a counterpart signature page to that certain Amended and Restated Limited Liability Company Operating Agreement for the Company dated as of the Closing Date setting forth the rights and obligations of the Members of the Company, the form of which is attached hereto as Exhibit C  (the “Company Agreement”), duly executed by an authorized representative of Seller as a member of the Company;

(h)          an environmental indemnity agreement jointly and severally in favor of the Company and the Purchaser confirming the perpetual survival of (i) Seller’s representations and warranties and indemnities therein with respect to Hazardous Materials as more fully set forth in Section 6.2(s);  and (ii) Seller’s representations and warranties with respect to wetlands as more fully set forth in Section 6.2(k)(v), the form of which is attached hereto as Exhibit E (the “Environmental Indemnity Agreement”);

(i)           a QI Agreement, duly executed by the Qualified Intermediary and an authorized representative of Seller; and

(j)           such other documents, instruments or opinions in form and content reasonably acceptable to Seller and Seller’s counsel as may be required pursuant to this Agreement or as may be reasonably requested by the Title Company or Purchaser’s counsel in connection with the consummation of the Membership Transaction.

4.2        Deliveries by Purchaser at the Closing.  Purchaser shall deliver, or cause to be delivered, the following to the Seller at the Closing:

(a)          To the QI Intermediary for deposit into the QI Account, payment of the Purchase Price by federal funds wire transfer in immediately available funds; and

(b)          Payment to the Company by federal funds wire transfer in immediately available funds an additional capital contribution to the Company (in addition to the Purchase

Price) in the amount of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) for operating capital for the Company (the “Additional Capital Contribution”) which shall be paid as follows:

Flacto:                         $592,500.00

Longhorn                    $52,500.00

Magnetar SCF            $105,000.00

(c)          A counterpart signature page to the Company Agreement, duly executed by an authorized representative of Purchaser as a member of the Company; and

(d)          Such other documents, instruments or opinions in form and content reasonably acceptable to Purchaser and its counsel as may be required pursuant to this Agreement or as may be reasonably requested by the Seller in connection with the consummation of the Transaction.

4.3        Prorations.  Taxes and assessments shall be prorated through the day before Closing, with Seller being responsible for all such Taxes and assessments through such date and the Company being responsible for Taxes and assessments accruing following the Closing Date. Real estate Taxes shall be prorated on the current Taxes taking into account the maximum allowable discount.  If Closing occurs on a date when the current year’s millage is not fixed and the current year’s assessments are not available, then real estate Taxes will be prorated on the prior year’s tax.  If the real estate tax bill is based on the prior year’s tax, it shall be re-prorated upon request of a Party only if the difference exceeds $100.00.  The obligation to re-prorate taxes as provided in this Section 4.3 shall survive Closing for a period of one (1) year.

4.4        Tax Acknowledgment.  Purchaser and Seller acknowledge that following the Closing, the Company shall be treated as a partnership for federal income tax purposes.

4.5        Transaction Costs.  Documented out-of-pocket due diligence and other Transaction related expenses, including, but not limited to legal fees and expenses, Escrow Agent closing costs, and escrow fees, incurred by the Parties in connection with the negotiation of this Agreement and consummation of the Transaction contemplated hereby (“Transaction Costs”) shall be paid independently by each applicable Party.  The Transaction Costs shall specifically exclude the cost of the Surveys, the premium for the Title Policy and any endorsements thereto, any documentary stamp taxes attributable to the conveyance of the Real Property from Seller to the Company or from the Company to the JV Subs, any documentary stamp taxes attributable to the Transaction, and any fees for recording any corrective instruments related to the conveyance of the Real Property from Seller to the Company or from the Company to the JV Subs, each of which shall be paid by Seller.

ARTICLE 5.

POST-CLOSING OBLIGATIONS

The Parties agree that if, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, including without limitation, the Seller’ assistance with the execution and delivery of all such writings, documents, and instruments, as may be required by any third party to approve the Transaction or the resulting change in ownership of the Company. The provisions of this Article 5 shall expressly survive the Closing of the Transaction.

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES

6.1        Representations and Warranties by the Purchaser.   Flacto, Longhorn and Magnetar SCF, each individually for itself, represent and warrant to and for the benefit of the Seller as follows:

(a)          Each is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it operates, with all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Transaction;

(b)          This Agreement when executed and delivered by each constitutes the valid obligation of each, is legally binding, and is enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and other laws and equitable principles affecting creditors’ rights generally and the discretion of the courts in granting equitable remedies;

(c)          The execution and delivery by each of this Agreement and any other agreements, certificates, instruments and documents required to be executed and delivered by each pursuant hereto, and the consummation by it of the Transaction, will not constitute (with the giving of notice or the lapse of time or both) a violation of, be in conflict with, result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both), or constitute a default under (i) any agreement, commitment or understanding to which the Purchaser is subject or by which he is bound, or (ii) any applicable law;

(d)          Each (i) is acquiring the Transferred Interest for Purchaser’s own account and not with a view to, or for resale in connection with, any distribution within the meaning of the Securities Act of 1933, as amended; (ii) by reason of each’s substantial experience in business and financial matters or that of each’s financial or other advisor(s) is fully capable of evaluating the merits and risks of an investment in the Transferred Interest; and (iii) is able to bear the full economic risk of each’s investment in the Transferred Interest, understands that there are substantial restrictions on the transferability of the Transferred Interest, and can afford the complete loss of each’s investment in the Transferred Interest; and

(e)          No broker, agent, consultant or other similar person, except Harrison Wreschner with Never Summer Holdings, LLC (who will be paid by Purchaser pursuant to a separate agreement), has assisted the Purchaser in procuring, negotiating or closing this Transaction.  Purchaser hereby agrees to indemnify and hold the Seller harmless against and from all claims, demands, causes of action, judgments, losses, damages, costs or expenses, including attorneys’ fees and costs (at all trial and appellate court levels) and liabilities which may be asserted or recovered for fees, commissions or other compensation claimed to be due to any broker, agent, consultant, finder or intermediary in connection with the Transaction and arising from Purchaser’s dealings or alleged dealings.  This provision shall survive the Closing.  There are multiple Purchaser entities and each Purchaser entity will be severally (not jointly) liable for all indemnity obligations herein.

6.2        Representations and Warranties by Seller.  Seller hereby represents and warrants to and for the benefit of the Purchaser as follows:

(a)          Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed, with all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Transaction;

(b)          This Agreement constitutes when executed and delivered by the Seller a valid and binding obligation of the Seller, is legally binding, and is and will be enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and other laws and equitable principles affecting creditors’ rights generally and the discretion of the courts in granting equitable remedies;

(c)          The execution and delivery by the Seller of this Agreement and the consummation by the Seller of the Transaction, will not constitute (with the giving of notice or the lapse of time or both) a violation of, be in conflict with, result in the acceleration of or entitle any Party to accelerate (whether after the giving of notice or lapse of time or both), or constitute a default under (i) any agreement, commitment or understanding to which the Transferred Interest or the Company is subject or by which it is bound, or (ii) any applicable law;

(d)          Seller is the owner of the Transferred Interest and has as of the Closing Date, title to such Transferred Interest, free and clear of any and all encumbrances, liens, claims;

(e)          The Company will be, at the time of Closing, the fee owner of the Real Property, free and clear of all encumbrances, liens, mortgages, security interests, and claims, except for the Permitted Exceptions;

(f)           There is no litigation, action, or other proceeding pending or, to the Seller’s Knowledge, threatened (whether such matters are brought at law, in equity or before any administrative agency or other Governmental Authority or instrumentality) relating to the Real Property or the Transferred Interest (except as disclosed to Purchaser);

(g)          No broker, agent, consultant or other similar person has assisted the Seller in procuring, negotiating or closing this Transaction.  Seller hereby agrees to indemnify and hold the Purchaser harmless against and from all claims, demands, causes of action, judgments, losses, damages, costs or expenses, including attorney’s fees and costs (at all trial and appellate court levels) and liabilities which may be asserted or recovered for fees, commissions or other compensation claimed to be due to any broker, finder or intermediary in connection with the Transaction and arising from Seller’s dealings or alleged dealings. This provision shall survive the Closing;

(h)          Seller represents, except as set forth on Schedule 6.2(h), to Seller’s Knowledge, (i) no site or area improvements have been constructed or installed by any public authority, the cost of which may be assessed in whole or in part against any part of the Real Property; (ii) to Seller’s Knowledge, except for any impact or development fees that may be imposed on the Real Property as a result of Purchaser’s intended development of the Real Property, the Real Property is not subject to the imposition of impact or development fees; and (iii) Seller has not been notified of any possible future improvements that might create an assessment against any part of the Real Property.

(i)           There is no pending, and Seller has no written notice of any threatened taking or condemnation of the Real Property, or any portion thereof, or any action, litigation or proceeding by any organization, person or governmental agency affecting the Real Property or Seller;

(j)           Except as set forth in Schedule 6.2(j), Seller has received no written notice, nor, to Seller’s Knowledge, is Seller in material violation of any law, order, ruling, ordinance, rule or regulation with respect to Seller or the Real Property or the use thereof;

(k)          To Seller’s Knowledge, except as set forth in Schedule 6.2(k), during the time Seller has owned the Real Property: (i) none of the Real Property has been excavated; (ii) no landfill was deposited on or taken from the Real Property; (iii) no debris or materials (including, without limitation, organic materials, strippings, rocks, stumps or concrete) have been buried upon the Real Property; (iv) the Real Property has not contained a bury or borrow pit; and (v) no wetlands or other protected areas on the Real Property have been filled or altered without a permit from the United States Army Corps of Engineers and/or the St. Johns River Water Management District, as applicable.

(l)           Except as set forth in Schedule 6.2(l), to Seller’s Knowledge the Real Property has not been, and is not being, assessed or taxed under any agricultural classification or conservation exemption or similar valuation or program.

(m)         Seller has filed all federal, state and local tax returns as required by law with respect to Seller, the Company and the Real Property;

(n)          Except as set forth in Schedule 6.2(n), to Seller’s Knowledge, the Real Property has full and free access to and from public streets and/or roads, and Seller has received no written notice of any pending or threatened governmental proceedings or other fact or condition that would limit such access.

(o)            There are no attachments, executions, assignments for the benefit of creditors or voluntary or involuntary proceedings in bankruptcy or under any applicable debtor relief laws or any other litigation contemplated by or pending or threatened against Seller or the Real Property;

(p)            Except as set forth in Schedule 6.2(p), to Seller’s Knowledge, the Real Property contains no threatened or endangered species or endangered or protected habitats or items of archaeological significance as defined by applicable state and federal laws;

(q)          There are no unrecorded leases effecting or promised in connection with the Real Property;

(r)           To Seller’s Knowledge, there are no cemeteries, grave sites or burial sites located on the Property;

(s)           To Seller’s Knowledge, neither Seller nor any prior owner of the Real Property has manufactured or disposed of any Hazardous Substance on the Real Property, or stored or used any such Hazardous Substance on the Real Property in such quantities, concentrations, forms, levels, or otherwise in a manner which is in violation of any applicable environmental laws. To Seller’s Knowledge, the Real Property is in compliance with all environmental laws.  Except as set forth in Schedule 6.2(s), Seller has received no written notices from any federal, state or local governmental authority having jurisdiction over the Real Property, to the effect that the Real Property is not in compliance with any of such environmental laws, or that the Real Property is the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Substance into the environment from the Real Property.  Except as set forth in Schedule 6.2(s), to Seller’s Knowledge, there are no pending actions with respect to the Real Property under any environmental laws.

During the Inspection Period, Purchaser shall have the right to enter the Real Property as provided under other provisions of this Agreement to perform such environmental testing at Purchaser’s expense as Purchaser deems necessary to determine the condition of the Real Property. If any contamination or violations of environmental law or other governmental regulations are found, Purchaser will furnish Seller with a copy of the test results and Seller, at Seller’s option, either will, at Seller’s expense, take necessary corrective measures to clean up and comply with applicable environmental laws, regulations and standards without delay in the Closing Date or Seller may elect to terminate this Agreement. If so terminated, the Deposit shall be returned to the Purchaser and neither party shall have any further rights or obligations under this Agreement. Seller is under no obligation to Purchaser under this Agreement to clean up or perform any remediation of the Real Property if any contamination or violations of such environmental laws are found on the Real Property.  Neither Purchaser nor its agents shall make any reports to any governmental authorities or agencies regarding the environmental condition of the Real Property or any environmental issues and concerns regarding the Real Property without Seller’s prior written consent, unless such reporting is required by law.

Nothing in the foregoing representation shall be construed as waiving Purchaser’s obligation to make all appropriate inquiries and to exercise Purchaser’s own due diligence with respect to environmental investigations that Purchaser deems appropriate or any other investigations. Nothing herein is intended to diminish any of Seller’s obligations under applicable law or to impose on Purchaser any of such liabilities of Seller;

(t)           To Seller’s Knowledge, the information and materials furnished and to be furnished to Purchaser by Seller, and Seller’s representations and warranties made herein or in connection herewith, are true, complete and accurate and do not omit to include any material information necessary to make the same true or not misleading;

(u)          Seller is not a “foreign person” as that term is defined in Internal Revenue Code Section 1445(f)(3), nor is the sale of the Real Property subject to any withholding requirements imposed by the Internal Revenue Code, including, without limitation, Section 1445 thereof; and, at Closing, Seller shall execute and deliver to Purchaser a Non-Foreign Person Affidavit in form reasonably acceptable to Purchaser stating such;

(v)          Except as set forth in Schedule 6.2(v), to Seller’s Knowledge: (i) No oral or written contract or agreement exists that contains an unperformed obligation or contingent liability relating to the Real Property, including, without limitation, contributions of money or land, and (ii) Seller has not made any commitment or representation to any government authority, or any adjoining or surrounding property owner, which would in any way be binding on Purchaser;

(w)         The existing Purchase Contracts set forth in Schedule 6.2(w) constitute all the contracts for the purchase of any portion of the Real Property, and as of the date hereof, Seller is not aware of any default, or an event, except for the passage of time or giving of notice, or both, would constitute a default, in connection with the existing Purchase Contracts;

(x)          Seller is not, and will not be, a person or entity with whom Purchaser is restricted from doing business with under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act”) and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively, “Anti-Terrorism Laws”), including without limitation persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List; and

(y)          As of the Closing, the Company (i) shall have paid all known outstanding invoices except for those set forth on Schedule 6.2(y) attached hereto, and (ii) shall have reserved sufficient sums to pay all accrued invoices and shall cause Seller to promptly pay the same after Closing as they are received, to the extent they relate to the time period prior to Closing. There are no undisclosed liabilities, obligations, claims or other adverse financial conditions of the Company not previously disclosed to Purchaser which would cause the information previously provided to Purchaser to be materially misleading.

6.3          Survival.  The representations, warranties, covenants and agreements made by the parties in this Agreement shall survive the Closing until the date which is fifteen (15) months after the Closing Date.

ARTICLE 7.

 CONDITIONS OF CLOSING

7.1          Conditions for Purchaser’s Benefit.  The obligation of Purchaser to acquire the Transferred Interest pursuant to this Agreement is subject to the satisfaction on or before the Closing Date (or such earlier date as is specifically set forth in this Agreement) of all of the following conditions precedent, which conditions are for the benefit of Purchaser only and the satisfaction of which may be waived only in writing by Purchaser:

(a)          Prior to the expiration of the Inspection Period, Purchaser shall have satisfied itself, in Purchaser’s sole and absolute discretion, as to all aspects of the suitability of the Real Property for Purchaser’s purposes; provided, however, that if Purchaser fails to terminate this Agreement by written notice to Seller and Escrow Agent within the Inspection Period pursuant to Section 3.1 above or if Purchaser timely delivers a Notice of Acceptability pursuant to Section 3.1 above, then all of the conditions set forth in this Section 7.1(a) shall conclusively be deemed to be satisfied.

(b)          The Real Property shall have been transferred by Seller to the Company and Seller shall have delivered to Purchaser a copy of the title policy relating to the Real Property and issued in connection with such transfer.

(c)          As of the Closing, the Title Company shall be irrevocably committed to issue an Owner’s Title Insurance Policy to Company in the form approved by Seller and Purchaser.

(d)          The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects, on and as of the Closing Date, with the same force and effect as though made on and as of such Closing Date, except as expressly stated herein to be made as of a different specified date.

(e)          As of the Closing, the Seller shall have performed and satisfied, in all material respects, each and every respective agreement to be performed and satisfied under this Agreement by Seller on or prior to the time specified herein for such performance or satisfaction.

7.2         Conditions for Seller’s Benefit.  The obligation of Seller to sell and convey the Property pursuant to this Agreement is subject to the satisfaction on or before the Closing Date (or such earlier date as is specifically set forth in this Agreement) of all of the following conditions precedent, which conditions are for the benefit of Seller only and the satisfaction of which may be waived only in writing by Seller:

(a)          The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects, on and as of the Closing Date, with the same force and effect as though made on and as of such Closing  Date, except as expressly stated herein to be made as of a different specified date; and

(b)          As of the Closing, the Purchaser shall have performed and satisfied, in all material respects, each and every respective obligation and term to be performed and satisfied under this Agreement by Purchaser on or prior to the time specified herein for such performance or satisfaction.

7.3          Failure of Conditions.  Purchaser and Seller each hereby agree not to take any action that would preclude or interfere with the timely satisfaction of the conditions set forth in Sections 7.1 and 7.2 above.  If any of the conditions set forth in Sections 7.1 and 7.2 above are not timely satisfied or waived, then the party for whose benefit such condition was not timely satisfied or waived shall have the right to terminate this Agreement by written notice to the other party, whereupon this Agreement and the rights and obligations of Purchaser and Seller shall terminate and be of no further force or effect.

7.4          Satisfaction of Conditions.  The occurrence of the Closing shall constitute satisfaction of the conditions set forth in Sections 7.1 and 7.2 above not otherwise specifically satisfied or waived by Purchaser or Seller.

ARTICLE 8.

DEFAULT

8.1          Default by Purchaser.  In the event the sale of the Transferred Interest as contemplated hereunder is not consummated due to Purchaser’s default hereunder (through no fault or breach by Seller), Seller shall be entitled, as its sole remedy, to terminate this Agreement and receive the Deposit as liquidated damages for the breach of this Agreement, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount set forth hereinabove is a reasonable estimate thereof.

8.2          Default by Seller.  In the event the sale of the Transferred Interest as contemplated hereunder is not consummated due to Seller’s default hereunder (through no fault or breach by Purchaser), Purchaser shall, at Purchaser’s option, be entitled either (a) to receive the return of the Deposit, which return shall operate to terminate this Agreement and release Seller from any and all liability except as may expressly be provided in this Agreement to survive such termination or (b) be entitled to seek to enforce specific performance of the Seller’s obligation to convey the Transferred Interest hereunder. Notwithstanding the foregoing to the contrary, however, if the remedy of specific performance is not available or the Company does not own the Real Property such that a transfer on the Membership Interest does not effectively transfer the Real Property, Purchaser shall be entitled to terminate this Agreement as provided above and pursue the recovery from Seller of the actual damages of the Purchaser, related to its verifiable third party costs associated with inspections, permitting, financing and other expenses related to the purchase of the Property, but excluding consequential or speculative damages, resulting from such breach, in an amount not to exceed $150,000.00.

ARTICLE 9.

MISCELLANEOUS

9.1          Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9.2          No Waiver.  The waiver by any Party of a breach of any covenant, agreement or undertaking contained herein shall be made only by a written waiver in each case, and no such waiver shall operate or be construed as a waiver of any prior or subsequent breach of the same covenant, agreement or undertaking.  Except as otherwise specifically provided herein, the exercise of any remedy provided by law or otherwise, and the provisions of this Agreement for any remedy, shall not exclude any other remedy.

9.3          Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of the remaining part of such provision, and the validity, legality and enforceability of the other provisions hereof shall not be affected thereby. Any provision of this Agreement which is held invalid, illegal or unenforceable in any jurisdiction shall not be deemed invalid, illegal or unenforceable in any other jurisdiction.

9.4          Entire Agreement; Amendment.  This Agreement, together with the exhibits and schedules attached hereto, and the Company Agreement, constitutes the entire agreement between the Parties pertaining to the Transaction, and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties. Except as otherwise provided herein, no supplement to, or modification of, this Agreement shall be binding unless executed in writing by each of the Parties hereto.

9.5          Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.  The forum selected for any proceeding or suit related to this Agreement shall be in the Circuit Court of Volusia County, Florida, and the Parties consent to this court’s personal jurisdiction over them, or, if such court does not have subject matter jurisdiction, then in the District Court of the United States for the Middle District of Florida, to which the Parties also consent to personal jurisdiction. This is intended to be a mandatory, and not a permissive, forum selection provision.  Seller and Purchaser consent, agree and waive all objection(s) to such jurisdiction and venue.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION HEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE PARTIES, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH OTHER PARTY, AS APPLICABLE.

9.6          Notices. All notices, demands and other communications required or permitted hereunder shall be in writing and shall be delivered via next business day service by recognized overnight mail, courier delivery service, or email, addressed as follows (or to such other person or at such other address, of which any Party hereto shall have given written notice as provided herein):

To the Purchaser:	Magnetar Capital LLC 1603 Orrington, 13th Floor Evanston, IL 60201 Attention: Fixed Income Operations Email: fisecuritynotices@magnetar.com with a copy to:

Magnetar Capital LLC

500 Park Ave/5th Floor

New York, NY 10022

Attention:  Michael Henriques

Email: michael.henriques@magnetar.com

Attention:  Allison Scott

Email: allison.scott@magnetar.com

with copy to: Katten Muchin Rosenman LLP 550 S. Tryon Street, Suite 2900 Charlotte, NC 28202-4213 Attention: J. Hayden Harrell, Esq. Email: hayden.harrell@kattenlaw.com

To the Seller:	Consolidated-Tomoka Land Co. 1140 N. Williamson Boulevard, Suite 140 Daytona Beach, Florida 32114 Attention: John Albright Email: jalbright@ctlc.com Attention: Mark Patten Email: mpatten@ctlc.com with copy to: Lowndes, Drosdick, Doster, Kantor & Reed, P.A. 215 N. Eola Drive Orlando, Florida 32801 Attention: Joaquin E. Martinez, Esq. Email: quino.martinez@lowndes-law.com

9.7          Attorneys’ Fees.  Should any Party hereto institute any action or proceeding in court or otherwise to enforce or interpret this Agreement by reason of or with respect to an alleged breach of any provision hereof, the prevailing Party shall be entitled to receive from the non‑prevailing Party such amount as the court may judge to be reasonable attorneys’ and paralegals’ fees for the services rendered to the prevailing Party in such action or proceeding, plus the prevailing Party’s costs and expenses therein, regardless of whether such action or proceeding is prosecuted to judgment.

9.8          Counterparts; Effective Date; Facsimile Copies.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall be deemed to be a single instrument, and shall be effective as of the date when one or more counterparts have been signed by each of the parties and delivered to the other parties. A facsimile or email copy of this Agreement and any signatures on any counterpart hereof shall be considered for all purposes as originals.

9.9          Agreement Not Recordable.  No Party hereto shall have the right or the authority to file this Agreement or any notice thereof of record in any public office.

9.10        Construction.  Purchaser and Seller agree that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto. If the date on which an event occurs or is required is not on a business day in the State of Florida, the date shall be automatically extended to the next business day.

9.11        Assignment.  This Agreement is not assignable by Purchaser other than to an Affiliate of Purchaser without the prior written consent of Seller, which consent may be withheld in Seller’s sole and absolute discretion.  This Agreement is not assignable, in whole or in part, by Seller without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole and absolute discretion.  Any assignment in violation of this Section 9.11 shall be void ab initio.  For the avoidance of doubt, while it is acknowledged that Seller, in connection with its execution of the Exchange Agreement (as defined in the QI Agreement) and its intent to complete a tax-deferred exchange, will transfer its rights and obligations for the sale of the Transferred Interest to the Qualified Intermediary, such transfer will not constitute the assignment of the Seller’s rights or obligations under this Agreement, it being understood that Purchaser shall be entitled to continue to treat Seller as its sole counterparty under this Agreement and as the party entitled to enforce Seller’s rights hereunder and as the party being obligated to perform Seller’s obligations hereunder.

9.12        Tax Treatment and Section 1031 Cooperation.  Pursuant to Treasury Regulation Section 301.7701-3 and Internal Revenue Service Ruling 99-5, Seller’s sale of the Transferred Interest to Purchaser shall be treated as a sale of an undivided percentage interest in the Real Property equal to sixty-six and one-half percent (66.5%).  Purchaser acknowledges that Seller may desire, and Purchaser is willing to cooperate with Seller, to effectuate the sale of the Transferred Interest by means of an exchange of “like-kind” property which will qualify as such under Section 1031 of the Internal Revenue Code of 1986 and regulations thereunder, as amended, provided however (i) Purchaser incurs no additional expenses or liability and is not delayed in its acquisition of the Transferred Interest, (ii) the Purchaser shall not incur any additional liability by reason of such exchange; (iii) the Seller will indemnify, defend and hold the Purchaser harmless for, from and against any claim, demand, cause of action, liability or expense (including attorney’s fees) in connection therewith, including, without limitation, any increase in escrow fees or charges resulting from such exchange; and (iv) the Seller acknowledges and agrees and that the Purchaser has not made and will not make any representation or warranty as to the effectiveness for tax purposes of any such exchange; and any delay with respect to the consummation of such exchange shall not entitle the Seller to extend the date for the Closing hereunder. It is the intent of the parties that Purchaser incur no income tax liability as a result of cooperating with Seller in consummating a tax-deferred exchange, and that Purchaser shall incur no expense or liability of any nature whatsoever in connection with such cooperation. Purchaser and Seller each agrees to reasonably cooperate with the other party in connection with such exchange or any other tax related matter.

9.13        Third Party Consents.  Each Party, at the sole cost and expense of the requesting and/or obligated Party, shall cooperate in good faith and shall use reasonable efforts to obtain the consent of any third party consents reasonably required to complete the Transaction and not obtained at the Closing Date.

9.14        Disclosure of Confidential Information.  By executing this Agreement, each Party expressly agrees, (a) not to issue any press release or advertisement or take any similar action concerning the Company’s business or affairs without first obtaining consent of Seller, (b) not to publicize detailed financial information concerning the Company and (c) not to disclose the Company’s affairs generally; provided that the foregoing shall not restrict either Party from disclosing information concerning such Party’s investment in the Company to its officers, directors, employees, agents, legal counsel, accountants, other professional advisors, limited partners, members and Affiliates, or to prospective or existing investors of such Party or its Affiliates or to prospective or existing lenders to such Party or its Affiliates who have agreed to keep such information confidential.  Nothing herein shall restrict any Party from disclosing information that: (i) is in the public domain (except where such information entered the public domain in violation of this Section 9.14); (ii) was available or becomes available to a Party on a non-confidential basis from a Person other than the Company who is not otherwise bound by a confidentiality agreement with the Company or its representatives, or is not otherwise prohibited from transmitting the information to the Party; (iii) is developed independently by the Party; (iv) is required to be disclosed by applicable law (including, without, limitation, applicable federal and state securities laws) or is required or requested by any governmental entity or authority with regulatory authority over the Company, its members or the Property; or (v) is expressly approved in writing by Seller. Purchaser specifically acknowledges that the common stock of CTO Member is traded on the NYSE American under the ticker “CTO”. Purchaser further expressly acknowledges that it is aware of and will advise its representatives who are informed as to the matters that are the subject of this Agreement that the securities laws of the United States prohibit any person who has received from an issuer material, non-public information, including information concerning the matters that are the subject of this Agreement, from purchasing or selling securities of such issuer or from communicating such information to any other person.

9.15 Several Obligations. Notwithstanding anything herein to the contrary, Flacto, Longhorn and Magnetar (which together constitute the “Purchaser”) shall be severally, and not jointly, liable for all the Purchaser obligations herein and the several liability of each shall not exceed a percentage thereof that each is contributing toward the Purchase Price in Section 2.2 relative to the other parties constituting the Purchaser.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals on the day and year first above written.

SELLER:

CONSOLIDATED-TOMOKA LAND CO., a Florida corporation

By:	/s/John . Albright
Name:	John P. Albright
Title:	President and Chief Executive Officer

Date:	October 15, 2019

PURCHASER:

FLACTO CAYMAN LLC,
a Delaware limited liability company

By:	/s/ Michael Turro
Name:	Michael Turro
Its:	Chief Compliance Officer

Date:	October 15, 2019

MAGNETAR LONGHORN FUND LP,
a Delaware limited partnership

By:	/s/ Michael Turro
Name:	Michael Turro
Its:	Chief Compliance Officer

Date:	October 15, 2019

MAGNETAR STRUCTURED CREDIT LP, a Delaware limited partnership

By:	/s/ Michael Turro
Name:	Michael Turro
Its:	Chief Compliance Officer

Date:	October 15, 2019

EXHIBIT A

DESCRIPTION OF REAL PROPERTY

[CTO PREPARING]

EXHIBIT B

ASSIGNMENT OF INTEREST

THIS ASSIGNMENT OF INTEREST (this “Assignment”), dated as of October ___, 2019, is entered into by and between CONSOLIDATED-TOMOKA LAND CO., a Florida corporation (“Assignor”), and FLACTO CAYMAN LLC, a Cayman Island limited liability company (“Flacto”), MAGNETAR LONGHORN FUND LP, a Delaware limited partnership (“Longhorn”) and MAGNETAR STRUCTURED CREDIT FUND, LP, a Delaware limited partnership (“Magnetar SCF”, which together with Flacto and Longhorn  are hereinafter collectively referred to as “Assignee”).   Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Purchase Agreement (defined below).

W I T N E S S E T H:

WHEREAS, Assignor is, immediately prior to the effectiveness hereof, the sole member of Crisp39 SPV LLC, a Florida limited liability company (the “Company”), and the record and beneficial owner of all of the outstanding Company Membership Interests;

WHEREAS, Assignor, the Company and Assignee have entered into that certain Interest Purchase Agreement (the “Purchase Agreement”), dated as of October ___, 2019, with respect to, among other things, the purchase and sale of sixty-six and one-half percent (66.5%) Company Membership Interest in the Company as follows: (i) a 52.535% interest to Flacto for a purchase price of $76,630,000.00 (ii) a 4.655% interest to Longhorn for a purchase price of $6,790,000.00,  and (iii) a 9.310% interest to Magnetar SCF for a purchase price of $13,580,000.00 (collectively the “Transferred Interest”); and

WHEREAS, Assignor wishes to convey, assign and transfer to Assignee, and Assignee wishes to acquire and accept from Assignor, the Transferred Interest.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration (including the consideration contemplated by the Purchase Agreement), the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.         Recitals.  The foregoing recitals are true and correct and are incorporated herein by reference.

2.         Assignment.  On the terms of and subject to the Purchase Agreement, Assignor hereby conveys, assigns and transfers to Assignee all right, title and interest of Assignor in and to the Transferred Interest, including all economic, management, if any, and voting rights associated with the Transferred Interest, free and clear of all Liens, to have and to hold the same unto Assignee, its successors and assigns.  On the terms of and subject to the Purchase Agreement, Assignee hereby acknowledges and accepts the conveyance, assignment and transfer of the Transferred Interest and is admitted to the Company as a member thereof.

3.         Conflicts.  To the extent that any provision of this Assignment conflicts or is inconsistent with the terms of the Purchase Agreement, the provisions of the Purchase Agreement shall govern.

4.         Signatures; Counterparts.  This Assignment may be executed by electronic signature and in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

5.         Governing Law.  This Assignment shall be governed by and construed in accordance with the laws of the State of Florida, without regard to principles of conflicts of laws.

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the date first above written.

ASSIGNOR:

CONSOLIDATED-TOMOKA LAND CO.,
a Florida corporation

By:
Name:	John P. Albright
Title:	President and Chief Executive Officer

ASSIGNEE:

FLACTO CAYMAN LLC, a Delaware limited liability company

By:
Name:
Its:

MAGNETAR LONGHORN FUND LP, a
Delaware limited partnership

By:
Name:
Its:

MAGNETAR STRUCTURED CREDIT LP, a Delaware limited partnership

By:
Name:
Its:

[Signature Page to Assignment of Interest]

EXHIBIT C

AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT

EXHIBIT D

QI AGREEMENT

This EXCHANGE AGREEMENT (“Exchange Agreement”) is made as of October ___, 2019 between Consolidated-Tomoka Land Co., a Florida corporation, with an address of 1140 N. Williamson Blvd., Suite 140, Daytona Beach, FL 32114 (“Taxpayer”) and Chicago Deferred Exchange Company, LLC, a Delaware limited liability company, with an address of 135 S. LaSalle Street, Suite 1940, Chicago, IL 60603 (“Qualified Intermediary”).

INTRODUCTION

1.         Taxpayer, through Indigo Development LLC, a Florida limited liability company (“Seller”), a “disregarded entity” for United States federal income tax purposes, and thus, for United States federal income tax purposes not considered an entity separate from Taxpayer, owns the real property located at and commonly known as ______________________________ as more particularly described on the attached Exhibit A (“Relinquished Property”), and desires to exchange for other property of like-kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code (“Code”) and the Treasury Regulations promulgated thereunder (“Regulations”) including any one or more of such properties the “qualified indicia of ownership” of which is acquired and held by an “exchange accommodation titleholder” pursuant to Revenue Procedure 2000-37); and

2.         Seller entered into that certain Purchase and Sale Agreement dated as of _________ __, 2019 (the “Relinquished Property Contract”), with ______________________ (“Purchaser”), for an amount equal to $________________ (“Gross Sales Price”).

The Relinquished Property shall be transferred to the Purchaser on or about ______________ __, 2019 (“Relinquished Property Closing Date”).

3          Qualified Intermediary desires to acquire the Relinquished Property in exchange for one or more other properties of like-kind and qualifying use within the meaning of Section 1031 of the Code and the Regulations referred to herein as the Replacement Property (“Replacement Property”); and

4.         It is the intention of the parties that Qualified Intermediary, subject to the terms and provisions of this Exchange Agreement and acting as a qualified intermediary, shall acquire the Relinquished Property and transfer it to Purchaser and shall acquire the Replacement Property and transfer it to Taxpayer, as provided in the Qualified Intermediary Safe Harbor of Regulations Section 1.1031(k)-1(g)(4).

NOW, THEREFORE, in consideration of the mutual promises herein contained, Taxpayer and Qualified Intermediary agree as follows:

SECTION ONE

Assignment and Acceptance of Relinquished Property Contract: Taxpayer agrees to transfer (as permitted in Regulations Section 1.1031(k)-1(g)(4)(iii)) the Relinquished Property to Qualified Intermediary and Qualified Intermediary agrees to acquire (as permitted in Regulations Section 1.1031(k)-1(g)(4)(iii)) the Relinquished Property upon the terms and conditions set forth in this Exchange Agreement. The Relinquished Property shall be transferred to Qualified Intermediary subject to the right of Purchaser.

Taxpayer agrees to assign to Qualified Intermediary, all of Taxpayer’s rights (but not its obligations) in the Relinquished Property Contract, and Qualified Intermediary agrees to accept assignment from Taxpayer of Taxpayer’s rights (but not its obligations) in the Relinquished Property Contract.

Notice of Assignment to Relinquished Property Purchaser: On or before the Relinquished Property Closing Date (as hereinafter defined in Section Three), Taxpayer will provide written notice to Purchaser that Taxpayer’s rights in the Relinquished Property Contract have been assigned to Qualified Intermediary.

SECTION TWO

2.1       Consideration for the Exchange: In consideration for the transfer of the Relinquished Property to Qualified Intermediary by Taxpayer, Qualified Intermediary shall acquire the Replacement Property and transfer it to Taxpayer.

2.2       Identification of Replacement Property: At any time prior to the expiration of the period beginning on the Relinquished Property Closing Date and ending on midnight on the 45th day after the Relinquished Property Closing Date (“Identification Period”), Taxpayer may identify Replacement Property by written notice signed by Taxpayer and sent to Qualified Intermediary in any manner described by Regulations Section 1.1031(k)-1I(2). Said notice shall contain a detailed description of the Replacement Property and shall be sent to Qualified Intermediary at the address provided in Section 7.1 prior to the expiration of the Identification Period. Taxpayer may, at any time prior to the expiration of the Identification Period, revoke an identification and identify substitute Replacement Property in substitution of any Replacement Property previously identified.

2.3       Acquisition of One or More Replacement Properties: If Taxpayer identifies Replacement Property before the expiration of the Identification Period, Qualified Intermediary shall acquire and transfer to Taxpayer each Replacement Property that Taxpayer directs Qualified Intermediary to acquire. Such transfer or transfers shall occur prior to the end of the period commencing on the Relinquished Property Closing Date and ending on the earlier of (i) 180 days after the Relinquished Property Closing Date, or (ii) the due date of Taxpayer’s federal income tax return for the year in which the Relinquished Property Closing Date occurs, determined with extensions (“Exchange Period”), at the purchase price or prices, and upon such terms and conditions, including, but not limited to, conditions of title, as shall have been approved by Taxpayer.

2.4       Assignment and Acceptance of Replacement Property Contracts: Taxpayer will enter into any purchase and sale agreement for the acquisition of the Replacement Property (“Replacement Property Contract”) and Taxpayer will assign its rights (but not its obligations) under each Replacement Property Contract to Qualified Intermediary. It is understood and agreed by Taxpayer that Qualified Intermediary shall be under no obligation to execute or take assignment of any contract, or to do any other act or thing contemplated by this Exchange Agreement, the Relinquished Property Contract or the Replacement Property Contract without, in each case, receiving a written instrument from Taxpayer in form and substance satisfactory to Qualified Intermediary, which written instrument shall contain such directions, releases, representations, warranties and indemnities as Qualified Intermediary shall reasonably require.

2.5       Notice of Assignment to Replacement Property Seller: On or before the Replacement Property Closing Date, Taxpayer will provide written notice to the seller under said Replacement Property Contract, that Taxpayer’s rights in said Replacement Property Contract have been assigned to Qualified Intermediary.

2.6       Relinquished Property Equity: For the purposes of this Exchange Agreement, the term “Relinquished Property Equity” is deemed to be the Gross Sales Price of the Relinquished Property less the sum of the following items: (i) the unpaid principal, interest and fees due on any loan secured by the Relinquished Property as of the Relinquished Property Closing Date and (ii) transactional items that relate to the disposition of the Relinquished Property and appear under local standards in the typical closing statement as the responsibility of the seller (i.e.,. brokers’ commissions, recording charges, state, city or other transfer taxes, mortgage taxes, other governmental gains taxes, title insurance premiums, escrow fees, messenger fees, exchange fees, and similar items).

2.7       Qualified Intermediary Fee: As consideration for Qualified Intermediary’s acquisition and transfer of Relinquished Property to Purchaser and acquisition and transfer of Replacement Property to Taxpayer, Qualified Intermediary shall receive a fee of $1,000.00. Qualified Intermediary shall also receive reasonable compensation for any special services which may be rendered by Qualified Intermediary, and for administering the Qualified Exchange Trust Account, as hereinafter defined. Such fees, charges, and other compensation shall be paid to the Qualified Intermediary from the Qualified Exchange Trust Account.

SECTION THREE

3.1       Relinquished Property Prorations: With respect to the Relinquished Property, the same apportionments and adjustments shall be made as of Relinquished Property Closing Date between Taxpayer and Qualified Intermediary as are made between Qualified Intermediary and Purchaser pursuant to the Relinquished Property Contract.

3.2       Replacement Property Closing Date: The “Replacement Property Closing Date” shall be designated by Taxpayer in a notice to Qualified Intermediary, and shall be no later than the end of the Exchange Period.

3.3       Replacement Property Prorations: With respect to the Replacement Property, the same apportionments and adjustments shall be made as of the Replacement Property Closing

Date between Taxpayer and Qualified Intermediary as are made between Qualified Intermediary and the seller of each Replacement Property pursuant to the Replacement Property Contract relating thereto.

3.4       Closing Adjustments: All adjustments and payments shall be made between Taxpayer and Qualified Intermediary as of the Relinquished Property Closing Date, or the Replacement Property Closing Date, as appropriate, by either (i) good and sufficient certified check of Qualified Intermediary or Taxpayer, as the case may be, drawn on a bank or banks which are members of the New York Clearing House, (ii) official check or checks of such bank(s), or a combination of any such checks, or (iii) wire transfer of immediately available funds.

3.5       Direct Deeding: For purposes of this Exchange Agreement, a conveyance by Taxpayer to Qualified Intermediary, or by Qualified Intermediary to Taxpayer, includes, respectively, a direct conveyance from the Taxpayer to a third party purchaser of the Relinquished Property, or from a seller of Replacement Property to Taxpayer, at the direction of, and in satisfaction of the obligations of Qualified Intermediary under this Exchange Agreement. The Qualified Intermediary shall for purposes of this Exchange Agreement be considered to have acquired the Relinquished Property and transferred it to the Purchaser and to have acquired the Replacement Property and transferred it to Taxpayer as provided by Regulations Sections 1.1031(k)-1(g)(4)(iii) and 1.1031(k)-1(g)(4)(iv).

3.6       Replacement Property Acquisition: If Taxpayer designates Replacement Property in accordance with the terms of this Exchange Agreement, Qualified Intermediary shall proceed to acquire the Replacement Property by (i) taking assignment from Taxpayer of one or more Replacement Property Contracts for the purchase of Replacement Property, and (ii) closing the acquisition of such Replacement Property within the Exchange Period, subject, however, at all times to all the terms of this Exchange Agreement and the Replacement Property Contract(s). Taxpayer acknowledges that in connection with Qualified Intermediary’s acquisition of the Replacement Property, Qualified Intermediary shall have the right to disclose to the seller of Replacement Property that Qualified Intermediary is, and is only acting as, Taxpayer’s qualified intermediary within the meaning of the Regulations. Taxpayer shall indemnify and hold Qualified Intermediary harmless from any and all liability to the seller of the Replacement Property. Qualified Intermediary shall transfer to Taxpayer all Replacement Properties prior to the end of the Exchange Period by direct deed from the seller of the Replacement Property to Taxpayer.

SECTION FOUR

4.1       Qualified Exchange Trust Agreement: In order to secure Qualified Intermediary’s obligations to purchase Replacement Property and transfer it to Taxpayer, Qualified Intermediary shall enter into a Qualified Exchange Trust Agreement (“Trust Agreement”) as defined by Regulations Section 1.1031(k)-1(g)(3)(iii) and deposit the Relinquished Property Equity into a trust account with BMO Harris Bank, N.A., as trustee (“Trustee”), of which the Taxpayer shall be a beneficiary. The Taxpayer's interest in such trust shall be referred to herein as the "Qualified Exchange Trust Account." The assets of the trust account are segregated from Qualified Intermediary’s assets. The Relinquished Property Equity shall constitute the Qualified Exchange Trust Account.

4.2       Withdrawals from the Qualified Exchange Trust Account: Qualified Intermediary shall be entitled to withdraw funds from the Qualified Exchange Trust Account in order (i) to make earnest money deposits on Replacement Property, and (ii) to pay the balance of the purchase price due on the purchase of Replacement Property. Withdrawals shall only be made upon Qualified Intermediary’s receipt of signed written authorization from Taxpayer. Such authorization shall give detailed written notice to Qualified Intermediary no less than two (2) business days prior to any disbursement by Qualified Intermediary. The amount of the Qualified Exchange Trust Account shall be reduced by (x) the amount of any withdrawals authorized by Taxpayer and made by the Qualified Intermediary under this Exchange Agreement, and (y) the Qualified Intermediary’s fees and other expenses for which the Qualified Intermediary is entitled to be paid pursuant to this Exchange Agreement.

4.3       Restrictions On the Qualified Exchange Trust Account Under Treasury Reg. 1.1031(k)-1(g)(6): No amounts held in the Qualified Exchange Trust Account and no amounts held by Qualified Intermediary shall be paid, loaned, pledged or otherwise made available to Taxpayer until either (i) Taxpayer fails to identify Replacement Property by written notice to the Qualified Intermediary prior to the 46th day from the Relinquished Property Closing Date; (ii) Taxpayer has received all of the Replacement Property to which it is entitled under the Exchange Agreement; (iii) funds remain in the Exchange Trust Account after the end of the Exchange Period; or (iv) a material and substantial contingency occurs after the expiration of the Identification Period that relates to the exchange, is provided for in writing, and is beyond the control of Taxpayer and of any disqualified person as that term is described in Treasury Regulation 1.1031(k)-1(k), other than the person obligated to transfer the Replacement Property to the Taxpayer; provided, however, that the Qualified Exchange Trust Account shall terminate on the day after the Exchange Period expires (or as soon thereafter as is practical) and BMO Harris Bank, N.A. shall, in satisfaction of Qualified Intermediary’s remaining obligations under this Exchange Agreement, pay any remaining amount in the Qualified Exchange Trust Account to Taxpayer.

Accordingly, Taxpayer recognizes and acknowledges that cash held in the Qualified Exchange Trust Account may not be available to Taxpayer until the end of the Exchange Period even if it becomes clear that such cash rather than Replacement Property will ultimately be distributed to Taxpayer.

In the event that Qualified Intermediary has executed or accepted an assignment of one or more Replacement Property Contracts which have not been acquired by Qualified Intermediary within the Exchange Period, and Qualified Intermediary reasonably determines that it may be liable at law or in equity under such Replacement Property Contracts, the funds in the Qualified Exchange Trust Account will not be paid to Taxpayer until such time as Qualified Intermediary obtains a complete release of liability under such Replacement Property Contracts.

4.4       Reporting Interest Income: Taxpayer and Qualified Intermediary acknowledge and agree that Qualified Intermediary will report to the Internal Revenue Service the interest income accumulated in the Qualified Exchange Trust Account, and that such amount will be attributed to Taxpayer for Federal income tax purposes. The parties further agree to comply with any future IRS regulations, rulings, procedures, or announcements which are applicable to the transactions contemplated by this Exchange Agreement.

SECTION FIVE

5.1       Advances and Indemnities: If for any reason whatsoever Qualified Intermediary shall make any payments or advances or incur any expenses pursuant to this Exchange Agreement, the Relinquished Property Contract or the Replacement Property Contract, or shall incur any expenses by reason of being a party to any litigation in connection with or arising out of any of the terms and provisions of this Exchange Agreement, the Relinquished Property Contract or the Replacement Property Contract, whether as a tax, or for breach of contract, injury to person or property, or fines or penalties under any law including, without limitation, under any federal, state or local law with respect to environmental matters or hazardous wastes, or otherwise, Taxpayer shall pay to Qualified Intermediary on demand, with interest at the Default Rate (as hereinafter defined), the amount of all such payments, advances or expenses made or incurred by Qualified Intermediary, plus all of Qualified Intermediary’s out-of-pocket expenses and attorneys’ fees. Neither Qualified Intermediary nor the Trustee shall be required to pay any funds being held in the Qualified Exchange Trust Account or any part of it until all of such payments, advances or expenses made or incurred by Qualified Intermediary (including Qualified Intermediary’s fees and costs) shall have been paid, together with interest (at the Default Rate) where required hereunder. Neither Qualified Intermediary nor the Trustee shall be obligated to pay any money under this Exchange Agreement, the Trust Agreement, the Relinquished Property Contract, or the Replacement Property Contract to prosecute or defend any legal proceeding involving this Exchange Agreement, the Relinquished Property Contract or the Replacement Property Contract unless it is furnished with sufficient funds or is indemnified by Taxpayer to Qualified Intermediary’s satisfaction. Notwithstanding anything to the contrary contained in this Exchange Agreement, neither Qualified Intermediary nor the Trustee shall be under any obligation to disburse any part of the funds in the Qualified Exchange Trust Account if Qualified Intermediary reasonably determines that it may be held accountable to any person or entity for any amount of money or for any other damages or remedies, including those of an equitable nature, unless it shall elect to do so and is furnished with sufficient funds or is indemnified by Taxpayer to Qualified Intermediary’s satisfaction.

5.2       No Personal Liability: Taxpayer hereby agrees that Qualified Intermediary shall not be required to assume or bear any personal obligation or liability in dealing with the Relinquished Property, the Replacement Property, the Relinquished Property Contract, the Replacement Property Contract or otherwise, or to make itself liable for any damages, costs, expenses, fines or penalties relating to or arising out of such properties or agreements. Qualified Intermediary shall not be liable for any loss, liability, expense, or damage to the Replacement Property occasioned by its, the Trustee’s, or any other person’s acts or omissions. Qualified Intermediary shall be liable only for its own willful misconduct or gross negligence, but not for honest errors of judgment. All contracts, agreements or other instruments executed by Qualified Intermediary pursuant to this Exchange Agreement, the Relinquished Property Contract or the Replacement Property Contract shall, as to Taxpayer and any person claiming by, through or under Taxpayer, be deemed to include a provision exculpating Qualified Intermediary from any personal liability thereunder. Taxpayer hereby agrees that Qualified Intermediary shall be held harmless and fully indemnified by Taxpayer for acting pursuant to the terms of this Exchange Agreement, the Relinquished Property Contract, or the Replacement Property Contract and this indemnity shall survive the end of the Exchange Period and the termination of this Exchange Agreement. Taxpayer’s designation of Qualified Intermediary to act on Taxpayer’s behalf pursuant to the terms of this Exchange Agreement is intended to conform to, and shall be construed in a manner consistent with, Section 1031 of the Code and the Regulations thereunder. Taxpayer shall transfer such additional funds to Qualified Intermediary as shall be necessary to protect Qualified Intermediary from any of the aforesaid liabilities or to enable the Qualified Intermediary to complete the conveyances of the Relinquished Property and the Replacement Property.

5.3       Failure of Replacement Property: Notwithstanding anything to the contrary contained herein, Qualified Intermediary shall not be in default under this Exchange Agreement and shall not be liable for any damages, losses or expenses incurred by Taxpayer if (i) Qualified Intermediary fails to take any steps to locate or negotiate for Replacement Property or borrow or locate funds to acquire Replacement Property, (ii) any Replacement Property fails to qualify as “like-kind” property, or (iii) the transaction otherwise fails, for any reason, to afford Taxpayer the benefits of Section 1031 of the Code.

5.4       Authority: Taxpayer represents and warrants to Qualified Intermediary that Taxpayer is duly authorized to enter into this Exchange Agreement and to consummate the proposed transactions contemplated hereunder.

5.5       Taxpayer’s Due Diligence: Qualified Intermediary makes no representation or warranty that the exchange contemplated by this Exchange Agreement, the Relinquished Property Contract, or the Replacement Property Contract qualifies, in whole or in part as a like-kind exchange within the meaning of Section 1031 of the Code. Taxpayer is solely responsible for (i) all tax consequences arising out of this Exchange Agreement, the Trust Agreement, the Relinquished Property Contract, or the Replacement Property Contract, and (ii) monitoring the expiration of the Identification Period and the Exchange Period. Taxpayer hereby represents to Qualified Intermediary that it has obtained independent professional advice from an attorney (or other advisor), who has reviewed this Exchange Agreement and associated documents regarding federal, state and local tax, legal and practical consequences of the transactions contemplated by this Exchange Agreement, the Relinquished Property Contract, the Trust Agreement, and the Replacement Property Contract, and Taxpayer expressly acknowledges and agrees that Taxpayer is not relying on any advice of Qualified Intermediary with respect to any of the matters set forth in this Exchange Agreement, the documents contemplated hereby, or as described under Section 1031 of the Code and the Regulations.

SECTION SIX

6.1       Default Rate: For purposes of this Exchange Agreement and where expressly set forth herein, the term “Default Rate” shall mean the rate of interest then most recently announced by BMO Harris Bank, N.A. at Chicago, Illinois, as its “prime rate” plus two percent (2%).

6.2       Successors and Assigns; Entire Agreement: This Exchange Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and except as otherwise herein provided, their assigns. This Exchange Agreement shall not be transferred or assigned by Taxpayer without the prior written consent of Qualified Intermediary. This Exchange Agreement, including all exhibits attached hereto and documents to be delivered pursuant hereto, shall constitute the entire agreement and understanding of the parties and, except for the Trust Agreement, there are no other prior or contemporary written or oral agreements, undertakings, promises, warranties or covenants not contained herein.

6.3       Governing Law: This Exchange Agreement shall be governed by and construed under the law of the State of Illinois. This Exchange Agreement shall not be recorded or filed in the public records of the State of Illinois or any other government or quasi-governmental body or office without prior written consent of Qualified Intermediary.

6.4       Further Assurances: Each of the parties hereto shall hereafter execute and deliver such further instruments and do such further acts and things as may be required or necessary to carry out the intent and purposes of this Exchange Agreement and which are not otherwise inconsistent with any of the terms of this Exchange Agreement.

6.5       Relationship of the Parties: Nothing herein contained shall be construed or is intended to make Qualified Intermediary and Taxpayer partners or joint venturers of or with one another and this Exchange Agreement is not intended to and does not constitute or result in a partnership agreement. This Exchange Agreement does not render Qualified Intermediary liable for the debts or obligations of Taxpayer, and Qualified Intermediary is acting solely as Taxpayer’s agent for all purposes, except for federal and as, appropriate, state income tax purposes.

6.6       Remedies; No Waiver of Rights: All rights, remedies, or privileges afforded the Qualified Intermediary shall be deemed cumulative and not exclusive and the exercise of any one of such remedies shall not be deemed to be a waiver of any other right, remedy or privilege provided for herein or available at law or in equity. No failure by Qualified Intermediary to exercise, or delay by Qualified Intermediary in exercising, any right, remedy or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, remedy or privilege. No notice to or demand on Taxpayer shall, in itself, entitle Taxpayer to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Qualified Intermediary under this Exchange Agreement.

6.7       No Third Party Beneficiary: None of the provisions of this Exchange Agreement shall be for the benefit of or enforceable by any creditor of the parties hereto or for the benefit of or enforceable by any third party.

6.8       Survival of Covenants, Representations and Warranties: The covenants and agreements contained in this Exchange Agreement, including, without limitation, any indemnities contained herein shall survive the termination of this Exchange Agreement and the consummation of the transactions contemplated hereby. All representations, warranties, covenants, and agreements made herein or in any certificate or other document furnished to a party hereto pursuant to or in anticipation of this Exchange Agreement shall be deemed to have been relied upon by the party to whom such certificate or other document is furnished notwithstanding any investigation heretofore or hereafter made, and shall continue in full force and effect as long as there remains unperformed any obligation hereunder.

6.9       Propriety of Signatories: Qualified Intermediary shall not be required to inquire into the propriety or authenticity of any signature or direction given it by Taxpayer or Taxpayer’s attorney-of-record under this Exchange Agreement or any other document required or delivered to Qualified Intermediary under this Exchange Agreement. By way of example only and without limitation, Qualified Intermediary may rely on faxed (facsimile or telecopier), e-mail, and other electronically transmitted directions, communications, and signatures from Taxpayer without requirement to inquire into the propriety or authenticity of any such direction, communication or signature.

6.10     Reimbursement for Attorney’s Fees: If Qualified Intermediary commences an action against or defends an action to enforce any of the terms hereof or because of the purported breach of any of the terms hereof, then Qualified Intermediary shall be entitled to receive from Taxpayer full reimbursement of its attorneys’ fees and other costs and expenses incurred in connection with the prosecution or defense of such action.

6.11     Litigation and Dispute Resolution: The Circuit Court of Cook County, Illinois shall have exclusive jurisdiction over any suit between the parties arising out of or in any way relating to the subject matter of this Exchange Agreement. The parties hereby consent to the jurisdiction of that court and waive any objection to venue in that court. Moreover, the parties waive any right to trial by jury on any claim or counterclaim with respect to any matter arising out of or in any way relating to the subject matter of this Exchange Agreement.

6.12     Force Majeure: Neither Qualified Intermediary nor Trustee shall be liable to Taxpayer for any failure or delay in performance if such failure or delay is occasioned by (i) compliance with government regulation, request or order, or (ii) circumstances beyond the reasonable control of Qualified Intermediary or Trustee, including but not limited to, Act of God, war, insurrection, fire, flood, earthquake, accident, strike or other labor disturbance, interruption of or delay in transportation or power failure. Accordingly, Taxpayer is strongly urged to take steps to schedule the acquisition of all Replacement Property sufficiently before the expiration of the Exchange Period so that any unforeseen delay will not result in a violation of the time constraints imposed by Section 1031 of the Code and the Regulations.

6.13     Counterpart Documents: This Exchange Agreement may be executed in two or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

6.14     Severability: In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal, or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

6.15     FIRPTA Certification: Under penalties of perjury, Taxpayer hereby certifies the following: (i) Taxpayer is not a “Foreign Person” as defined by Section 1445 of the Code and the Treasury Regulations; (ii) Taxpayer’s United States taxpayer identification number is true and correct as provided below in Section Seven; (iii) Taxpayer’s home address [or “office address” if Taxpayer is an entity] is accurate as provided below in Section Seven; and (iv) Taxpayer is not subject to backup withholding under Section 3406 of the Code.

6.16     SPECIAL RULES FOR EXCHANGES IN WASHINGTON STATE:

WASHINGTON STATE LAW, RCW 19.310.040, REQUIRES AN EXCHANGE FACILITATOR TO EITHER MAINTAIN A FIDELITY BOND IN AN AMOUNT OF NOT LESS THAN ONE MILLION DOLLARS THAT PROTECTS CLIENTS AGAINST LOSSES CAUSED BY CRIMINAL ACTS OF THE EXCHANGE FACILITATOR, OR HOLD ALL CLIENT FUNDS IN A QUALIFIED ESCROW ACCOUNT OR QUALIFIED TRUST.

SECTION SEVEN

7.1       Notices to Parties: Any notice, designation, consent, approval or other communication required or permitted to be given pursuant to the provisions of this Exchange Agreement (“Notice”) shall be given in writing and shall be sent by certified or registered mail, Federal Express, overnight courier, or fax, e-mail or other electronic means to the addresses provided herein.

Notices provided to Taxpayer shall be addressed as follows:

Name:	Consolidated-Tomoka Land Co.
Address:	Attention: Steven Greathouse
Address:	1140 N. Williamson Blvd., Suite 140
City, State, Zip:	Daytona Beach, FL 32114
Phone:	(386) 944-5642
Fax:	(386) 274-1223
E-mail:	sgreathouse@ctlc.com
Tax ID Number:	59-0483700

Notices provided to Attorney-of-Record shall be addressed as follows:

Name:	Consolidated-Tomoka Land Co.
Address:	Attention: Teresa J. Thornton-Hill, Vice President – Corporate Counsel
Address:	1140 N. Williamson Blvd., Suite 140
City, State, Zip:	Daytona Beach, FL 32114
Phone:	(386) 944-5638
Fax:	(386) 274-1223
E-mail:	tthorntonhill@ctlc.com

Notices provided to Qualified Intermediary shall be addressed as follows:

Chicago Deferred Exchange Company, LLC
135 S. LaSalle Street, Suite 1940
Chicago, IL 60603
Phone: (312) 580-9640 or (312) 580-9604
Fax: (312) 580-0610

Either party may, by Notice given in accordance with the provisions of this Section Seven, designate any further or different address to which subsequent Notices shall be sent pursuant to the provisions of this Exchange Agreement. Any Notice shall be deemed to have been given on the date such Notice shall have been delivered. If such delivery shall be made on a Saturday, Sunday, or holiday, said Notice shall be deemed to have been given on the next succeeding business day, except for Identification of Replacement Property pursuant to the provisions of Section Two, Paragraph 2.2.

IN WITNESS WHEREOF, the parties hereto have caused this Exchange Agreement to be duly executed as of the day and year first above written.

TAXPAYER:

CONSOLIDATED-TOMOKA LAND CO.,
a Florida corporation

By:

John P. Albright
President and Chief Executive Officer

QUALIFIED INTERMEDIARY:

CHICAGO DEFERRED EXCHANGE COMPANY, LLC

By:
Its:	Senior Vice President

EXHIBIT A

DESCRIPTION OF RELINQUISHED PROPERTY

EXHIBIT E

ENVIRONMENTAL INDEMNITY AGREEMENT

[TO BE ATTACHED]

SCHEDULE 6.2(h)

IMPROVEMENT ASSESSMENTS

None.

SCHEDULE 6.2(j)

NOTICES OF VIOLATION

1.         St. Johns River Water Management District Issue:  In September 2010, St. Johns River Water Management District (the “District”) served the Consolidated-Tomoka Land Co. (“CTLC”) with an administrative complaint filed with the Florida Division of Administrative Hearings in connection with certain Company agricultural operations. In August 2012, CTLC submitted a proposed settlement offer to the District, offering certain undeveloped acreage owned by the Company  which includes Parcel/Map No. 400-A. In December 2012, CTLC and the District executed a settlement agreement (“SJRWMD Agreement”) in which CTLC agreed to submit an after-the-fact permit application and increased the undeveloped acreage offered for mitigation in connection with the permit. The SJRWMD Agreement was contingent upon CTLC and the District reaching agreement on a management fee and issuance of the permit. CTLC submitted its permit application on January 28, 2013. In March 2013, CTLC conveyed the acreage contemplated by the SJRWMD Agreement, the District issued the after-the-fact permit and the litigation was settled.

2.         EPA/ACOE Issue: In May 2015, CTLC received an information request from the EPA regarding agricultural operations on approximately 3,500 acres west of I-95/north of LPGA Boulevard which includes Parcel/Map No. 400-A.  The CTLC responded to the information request on or about July 17, 2015.  Subsequently, CTLC entered into an Administrative Compliance Order on Consent and a Consent Agreement and Final Penalty Order.  These Orders contemplate a combination of restoration of impacted wetlands, construction of new wetlands and after-the-fact permitting related to approximately 163.4 acres of unpermitted wetlands impacts and provided for payment of a penalty of $187,500 which was promptly paid by CTLC in the third quarter of 2016.  The restoration and construction work is presently 93% complete.

3.         Notice of Violation. On July 20, 2017, the U.S. Army Corps of Engineers (“ACOE”) issued a Notice of Violation (the “NOV”) pertaining to approximately 79 acres adjacent to the Buc-ee’s Site, which includes Parcel/Map No. 150  The NOV alleged unauthorized discharge of fill material at the site into waters of the United States, such discharge having occurred sometime between 2008 and 2009.   On October 4, 2017, the U.S. Environmental Protection Agency notified CTLC that ACOE had been appointed as the lead agency in connection with the NOV. At ACOE’s request, and in order to ensure that the remaining ACOE permit application would continue to be processed expeditiously, on October 26, 2017, CTLC entered into a tolling agreement with ACOE.  On November 9, 2017, the ACOE publicly noticed it’s receipt of the permit application..  On January 11, 2018, ACOE notified CTLC that ACOE was prepared to issue its permit pertaining to the Industrial Site, pending issuance by the applicable state agency of its permit.  CTLC received the state permit on or about April 9, 2019, and the ACOE permit issued on April 23, 2019

SCHEDULE 6.2(k)

EXCAVATION/LANDFILL

6.2(k)(i) and (iv):  Map No. 350 and 450 have been subject to Borrow Pit agreements as follows:

1.          As to Map No. 450, Tri-Party Agreement between Consolidated-Tomoka Land Co., Self Trucking, Inc. and Halifax Paving Company dated March 2004 (Borrow Pit).

2.          As to Map No. 350, Entry and Storage Agreement between Consolidated-Tomoka Land Co., Indigo Development LLC and P&S Paving, Inc. dated February 16, 2011 (Borrow Pit).

3.          As to Map No. 350, Agreement between Self Enterprises, Inc., Consolidated-Tomoka Land Co. and Indigo Development LLC dated December 14, 2010 (Borrow Pit).

4.          As to Map No. 450, Borrow Pit Excavation Agreement between Self Trucking, Inc. and Patricia Lagoni, as Trustee Under Trust No. IDI-4 dated September 6, 1995 (now known and Indigo Development LLC) dated March 9, 2000.

5.          As to Map No. 350, Borrow Pit Excavation Agreement between Self Trucking, Inc., Consolidated- Tomoka Land Co. and Indigo Development Inc. (now known as Indigo Development LLC) dated May 23, 2008.

Borrow pits exist on the following Parcels in connection with various road construction:

1.         Map No. 114 (LPGA Boulevard County Construction)

2.         Map No. 385 (US92 DOT Construction)

3.         Map No. 450 (I-95 DOT Construction)

4.         Map No. 400-E (LPGA Boulevard County Construction)

6.2(k)(ii) and (iii):  The Company believes that a portion of the property depicted by Map 450 may have been part of a landfill that was located some time ago at the intersection of Interstate 95 and 11th Street (now known as LPGA Boulevard).  See also Schedule 6.2(j).

6.2(k)(v): See Schedule 6.2(j).

SCHEDULE 6.2(l)

AGRICULTURE TAX ASSSESSMENT

Parcel/Map #

100 – portion

104

109a1

109a2

109b

109c

109d

109e

110

112 - portion

114

220b

220c

222

228b – portion

320

350

380

385

400-A

400-E1

400-E2

400-F

400-G

450- portion

460

999

SCHEDULE 6.2(n)

ACCESS

The Company does not believe that the following properties have full and free access from public streets and/or roads:

Map Nos:

104 – no access to a public ROW.

460 – this parcel appears to have access via an easement reserved in a prior deed and access via a driveway access easement that appears to lie north and west of the subject property.  Seller has filed a declaratory action to resolve access via the easement reserved via the prior deed. Pending resolution of that action and the completion of the survey, access remains an open item to be handled following the Closing.

999 – no access to a public ROW.

SCHEDULE 6.2(p)

ENDANGERED SPECIES

Parcel 350                   Gopher Tortoise (Threatened)

Parcel 400-A               Gopher Tortoise (Threatened)

Parcel 450                   Gopher Tortoise

SCHEDULE 6.2(s)

ENVIRONMENTAL

See Schedule 6.2(j).

SCHEDULE 6.2(v)

UNPERFORMED OBLIGATIONS

Map No. 110

Unrecorded Development Agreement dated December 17, 2018,
between Napier Apartments, LLC and Consolidated-Tomoka Land Co.

The Development Agreement addresses shared improvements and cost allocations for a shared entry (which will serve as an entry for the parcel depicted in Map No. 110) from Williamson Boulevard.

Map Nos. 150-a and 150-b

Draft of Williamson Boulevard Storm Water Ponds 5R and 6R Joint Use Agreement and Release of Perpetual Nonexclusive Access Easement and Drainage Easement (Pond 6) between the County of Volusia, Consolidated-Tomoka Land Co. and Indigo Development LLC for relocation of certain previously granted Pond 6 drainage easement/stormwater facilities in connection with Williamson Boulevard and release of the previously granted Pond 6 easement.

Map No. 400-A

Right of Way Agreement – Tymber Creek Road and Stagecoach
Road by and between the County of Volusia, Consolidated-Tomoka
Land Co. and Consolidated-Tomoka Land Co recorded June 24,
2016 in Official Records Book 7269, Page 2341, as amended by that certain First Amendment to Right of Way Agreement – Tymber Creek Road and Stagecoach Road recorded August 3, 2018 in Official Records Book 7580, Page 1377, all of the
Public Records of Volusia County, Florida.

The owner of the property described on Map No. 400-A is obligated to convey the right of way for Tymber Creek Road to the County of Volusia by April 21, 2026.

SCHEDULE 6.2(w)

PURCHASE CONTRACTS

Parcel #          Contract Terms

100                  Contract for Sale and Purchase dated September 30, 2019, by and between CONSOLIDATED-TOMOKA LAND CO. and INDIGO DEVELOPMENT LLC (collectively referred to as the “Seller”) and CONDEV PROPERTIES LLC (the “Buyer”), as may be amended, modified or restated from time to time, in the amount of $2,600,000.00.

109a1              Contract for Sale and Purchase dated August 1, 2018, by and between CONSOLIDATED-TOMOKA LAND CO. and INDIGO DEVELOPMENT LLC (collectively referred to as the “Seller”) and UNICORP NATIONAL DEVELOPMENTS, INC. (the “Buyer”), as may be amended, modified or restated from time to time, in the amount of $4,600,000.00

110                  Contract for Sale and Purchase dated June 29, 2018, by and between CONSOLIDATED-TOMOKA LAND CO. (the “Seller”) and JOHNSON DEVELOPMENT, LLC (the “Buyer”), as may be amended, modified or restated from time to time, in the amount of $8,214,000.00.

112                  Option to Purchase Agreement dated December 17, 2018, by and between CONSOLIDATED-TOMOKA LAND CO. (the “Seller”) and NAPIER APARTMENTS, LLC (the “Buyer”), as may be amended, modified or restated from time to time, in the amount of $2,000,000.00.

116                  Contract for Sale and Purchase dated August 24, 2018, by and between INDIGO DEVELOPMENT LLC (the “Seller”) and EMERSON INTERNATIONAL, INC. (the “Buyer”), as may be amended, modified or restated from time to time, in the amount of $4,000,000.00.

205                  Contract for Sale and Purchase dated March 26, 2019, by and between INDIGO DEVELOPMENT LLC (the “Seller”) and EQUINOX DEVELOPMENT PROPERTIES, INC. (the “Buyer”), as may be amended, modified or restated from time to time, in the amount of $4,500,000.00.

220c                Contract for Sale and Purchase dated November 7, 2018, by and between INDIGO DEVELOPMENT LLC (the “Seller”) and SOUTHERN INVESTMENT GROUP, L.L.L.P. (the “Buyer”), as may be amended, modified or restated from time to time, in the amount of $6,350,000.00.

400E-1            Contract for Sale and Purchase dated October 7, 2019, by and between CONSOLIDATED-TOMOKA LAND CO. (the “Seller”) and KB HOME JACKSONVILLE LLC (the “Buyer”), as may be amended, modified or restated from time to time, in the amount of $2,696,000.00.

400-F              Contract for Sale and Purchase dated October 6, 2017, by and between CONSOLIDATED-TOMOKA LAND CO. (the “Seller”) and MHK OF VOLUSIA, INC. (the “Buyer”), as may be amended, modified or restated from time to time, in the amount of $21,000,000.00.

400-G             Contract for Sale and Purchase dated June 29, 2018, by and between CONSOLIDATED-TOMOKA LAND CO. (the “Seller”) and BII VOLUSIA HOLDINGS, LLC (the “Buyer”), as may be amended, modified or restated from time to time, in the amount of $1,650,000.00.

450                 Contract for Sale and Purchase dated September 30, 2019, by and between CONSOLIDATED-TOMOKA LAND CO. and INDIGO DEVELOPMENT LLC (collectively referred to as the “Seller”) and SAFE HARBOR RV RESORTS LLC (the “Buyer”), as may be amended, modified or restated from time to time, in the amount of $1,700,000.00.

SCHEDULE 6.2(y)

OUTSTANDING INVOICES

None.